ZAGG Inc Acquires Gear4, the UK’s No. 1 Smartphone Case Brand, From STRAX
SALT LAKE CITY (November 30, 2018) - ZAGG Inc (NASDAQ:ZAGG) today announced it has acquired Gear4, the U.K.’s No. 1 smartphone case brand1, with growing global distribution, from STRAX AB (STO:STRAX) for U.S. $40 million, the equivalent of 1X 2018 projected sales. Accounting for 23 percent market share in the U.K. and having experienced significant growth in North America this year, Gear4’s extensive range of impact absorbing smartphone cases covers all leading handsets. Gear4’s cases exclusively feature D3O® technology, the thinnest and most advanced impact and shock absorbing material currently used in professional sports, industrial and military equipment applications. ZAGG Inc is a global leader and innovator in accessories and technologies that empower mobile lifestyles through its award-winning product portfolio that includes screen protection, power management, mobile keyboards, and personal audio.

With more than 1.9 billion smartphones predicted to ship2 during 2018, the Gear4 acquisition complements the ZAGG Inc product portfolio and provides credible access of a growing brand to a large category driven by demand for mobile devices globally. Gear4 will benefit from the acquisition by leveraging ZAGG Inc’s expansive global distribution footprint to drive increased sales and profitability. In addition to the license for D3O technology, ZAGG Inc will acquire the Gear4 corporate headquarters located in Maidenhead, England, and retain the services of its talented employees located in the U.S., Canada, the U.K., and Hong Kong.

“As a leading mobile lifestyle company, this transaction underscores our commitment to expanding our product offering in order to better meet the needs of today’s smartphone consumer,” said Chris Ahern, CEO of ZAGG Inc. “Gear4 and D3O provide a robust intellectual property portfolio in protective case technology for mobile devices, which we believe is a significant differentiator especially given the trend of increasingly costly handsets. Thanks to its cutting-edge protective case designs, Gear4 is thriving while many other case brands consolidate. For multiple reasons, we are excited to welcome Gear4 to the ZAGG family of brands. Most importantly, the business provides us with meaningful growth opportunities as we build toward our long-term goal of $1 billion in annual revenue and is immediately accretive to margins.”

D3O impact absorbing technology is trusted worldwide in U.S. military combat uniforms and protective gear worn by professional athletes. In its raw state, D3O materials flow freely when moved slowly, but on shock, lock together to absorb and disperse energy before instantly returning to their flexible state.

Latham & Watkins, LLP acted as legal counsel to ZAGG in the transaction. LOGOS acted as legal counsel to STRAX in the transaction.

About ZAGG Inc
ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, power management solutions, mobile keyboards, and personal audio sold under the InvisibleShield®, mophie®, ZAGG®, BRAVEN®, and IFROGZ® brands. ZAGG Inc has operations in the United States, Ireland, and China. For more information, please visit the company’s websites at www.zagg.com, and www.mophie.com.

About Gear4
Founded in 2006, Gear4 is the No. 1 impact protection case brand in the U.K. In 2015, Gear4 partnered with D3O to create world-leading impact protection products for consumer electronics. Now 12 years old and established in over 40 countries, Gear4 has a proven track record of creating world-leading products that have satisfied millions of consumers worldwide. Working to the impeccable standards of British engineering and innovation, pride themselves on constantly delivering unique, well-designed products that protect your most precious devices. For more information, please visit the company’s website at www.Gear4.com.

1 Source: GFK, STRAX GfK Cases, Sept. 2018; No. 1 case brand by sales volume
2 Source: IDC, Worldwide Mobile Phone Forecast, 2018-2022, Mar 2018 - Market Forecast - Doc # US43624018 All trademarks and trade names are those of their respective owners

Media Contact

ZAGG Inc
Jeff DuBois
801-506-7336
jeff.dubois@ZAGG.com

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